Filed pursuant to Rule 424(b)(3)

File No. 333-124479

PROSPECTUS SUPPLEMENT NO. 8

(TO PROSPECTUS DATED JUNE 28, 2005)

ASM INTERNATIONAL N.V.

$150,000,000

4  1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2011

AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement supplements the prospectus dated June 28, 2005 of ASM International N.V. (the “Company”) relating to the resale by certain selling security holders of up to $150,000,000 of the Company’s 4  1/4% Convertible Subordinated Notes due 2011 (the “Notes”) and the Common Stock issuable upon conversion of the Notes, which prospectus was filed as part of the Company’s Amendment No. 1 to the Registration Statement on Form F-3 No. 333-124479. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

No Person has been authorized to give any information or to make any representation other than those contained in this prospectus supplement or the prospectus to which it relates in connection with the offering made pursuant to the prospectus (as supplemented hereby), and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this prospectus supplement and the prospectus to which it relates nor any sale of Notes or Common Stock covered hereby shall, under any circumstances, create any implication that information in this prospectus supplement is correct as of any time subsequent to the date hereof (June 27, 2006). This prospectus supplement and the prospectus to which it relates do not constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 27, 2006

The information in the table appearing under the heading “Selling Holders and Plan of Distribution” beginning on page 51 of the prospectus dated June 28, 2005, and the footnotes to that table, are amended to read in their entirety as follows:

Name and Address	Aggregate Principal Amount of Notes that may be Sold	Percentage of Notes Outstanding		Number of Shares of Common Stock that may be Sold(1)	Percentage of Shares of Common Stock Outstanding (2)
Allstate Insurance Company 3075 Sanders Road, Suite G6B Northbrook, IL 60062	1,750,000	1.17%		84,053.73	*

Aloha Airlines Non-Pilots Pension Trust c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	15,000		*	720.46	*

Aloha Pilots Retirement Trust c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	10,000		*	480.31	*

Arkansas PERS c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	775,000		*	37,223.79	*

AstraZeneca Holdings Pension c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	230,000		*	11,047.06	*

Attorney’s Title Insurance Fund c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	75,000		*	3,602.30	*

Boilermakers Blacksmith Pension Trust c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	1,000,000		*	48,030.70	*

C&H Sugar Company Inc. c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	20,000		*	960.61	*

Name and Address	Aggregate Principal Amount of Notes that may be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that may be Sold(1)	Percentage of Shares of Common Stock Outstanding (2)
Chrysler Corporation Master Retirement Trust c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	1,350,000	*	64,841.45		*

CIBC World Markets 300 Madison Ave New York, NY 10017	2,000,000	1.33%	96,061.40		*

Coastal Convertibles LTD c/o Harbor Capital Management 2777 Summer Street Stamford, CT 06905	1,000,000	*	48,030.70		*

Convertible Securities Fund c/o Bank of America 590 Madison Avenue NY5-506-36-01 New York, NY 10022	10,000	*	480.31		*

Credit Suisse First Boston 80 Field Point Road Greenwich, CT 06830	2,000,000	1.33%	96,061.40		*

Delaware PERS c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	450,000	*	21,613.82		*

Delta Airlines Master Trust c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	225,000	*	10,806.91		*

Delta Pilots Disability & Survivorship Trust – CV c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	175,000	*	8,405.37		*

Duke Endowment c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	205,000	*	9,846.29		*

Name and Address	Aggregate Principal Amount of Notes that may be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that may be Sold(1)	Percentage of Shares of Common Stock Outstanding (2)
Fidelity Advisor Series I: Fidelity Advisor Equity Value Fund c/o Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	10,000	*	480.31		*

Fidelity Puritan Trust: Fidelity Balanced Fund c/o Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	1,980,000	1.32%	95,100.79		*

Fidelity Financial Trust: Fidelity Equity Income Fund II c/o Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	5,740,000	3.83%	275,696.22		*

Fidelity Management Trust Company on behalf of accounts managed by it c/o Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	970,000	*	46,589.78	*

F.M. Kirby Foundation, Inc. c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	90,000	*	4,322.76	*

FrontPoint Convertible Arbitrage Fund, L.P. c/o FrontPoint Partners LLC 80 Field Point Road Greenwich, CT 06830	3,000,000	2.00%	144,092.10	*

Hallmark Convertible Securities Fund c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	50,000	*	2,401.54	*

Name and Address	Aggregate Principal Amount of Notes that may be Sold	Percentage of Notes Outstanding		Number of Shares of Common Stock that may be Sold(1)	Percentage of Shares of Common Stock Outstanding (2)
Hawaiian Airlines Employees Pension Plan – IAM c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	5,000		*	240.15		*

Hawaiian Airlines Pension Plan For Salaried Employees c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	5,000		*	9,606.61		*

Hawaiian Airlines Pilots Retirement Plan c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	20,000		*	960.61		*

Highbridge International LLC c/o HCM 9 West 57th Street New York, NY 10019	6,500,000	4.33%		312,199.55		*

ICI American Holdings Trust c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	170,000		*	8,165.22		*

International Truck & Engine Corporation Non-Contributory Retirement Plan Trust c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	65,000		*	3,122.00		*

International Truck & Engine Corporation Retiree Health Benefit Trust c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	25,000		*	1,200.77		*

International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	60,000		*	2,881.84		*

Name and Address	Aggregate Principal Amount of Notes that may be Sold	Percentage of Notes Outstanding		Number of Shares of Common Stock that may be Sold(1)	Percentage of Shares of Common Stock Outstanding (2)
Linden Capital LP c/o Paloma Partners Management Company Two American Lane Greenwich, CT 06836-2571	10,392,000	6.93%		499,135.03		*

Louisiana CCRF c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	85,000		*	4,082.61		*

Mackay Shields, LLC, as investment advisor to AFTRA Health Fund 9 West 57th Street, 33rd Floor New York, NY 10019	75,000		*	3,602.30		*

Mackay Shields, LLC, as investment advisor to Mainstay Convertible Fund 9 West 57th Street, 33rd Floor New York, NY 10019	1,395,000		*	67,002.83		*

Mackay Shields, LLC, as investment advisor to Mainstay VP Convertible Fund 9 West 57th Street, 33rd Floor New York, NY 10019	875,000		*	42,026.86		*

Mackay Shields, LLC, as investment advisor to New York Life Insurance Co. Post 82 9 West 57th Street, 33rd Floor New York, NY 10019	1,065,000		*	51,152.70		*

Mackay Shields, LLC, as investment advisor to New York Life Insurance Co. Pre 82 9 West 57th Street, 33rd Floor New York, NY 10019	510,000		*	24,495.66		*

Mackay Shields, LLC, as investment advisor to New York Life Separate A/C #7 9 West 57th Street, 33rd Floor New York, NY 10019	25,000		*	1,200.77		*

Mackay Shields, LLC, as investment advisor to United Overseas Bank (SGO) 9 West 57th Street, 33rd Floor New York, NY 10019	35,000		*	1,681.07		*

Name and Address	Aggregate Principal Amount of Notes that may be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that may be Sold(1)	Percentage of Shares of Common Stock Outstanding (2)
Mackay Shields, LLC, as investment advisor to United Overseas Bank (USD) 9 West 57th Street, 33rd Floor New York, NY 10019	20,000	*	960.61		*

Mann Convertible Bond Master Fund, Ltd. c/o Marin Capital Partners, LP 101 Glacier Point Road, Suite D San Rafael, CA 94901	855,000	*	41,066.25		*

Microsoft Corporation c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	60,000	*	2,881.84		*

National Bank of Canada c/o Putnam Lovell NBF Securities 65 East 55th Street New York, NY 10022	1,500,000	1.00%	72,046.05		*

Nations Convertible Securities Fund c/o Bank of America 590 Madison Avenue NY5-506-36-01 New York, NY 10022	2,990,000	1.99%	143,611.79		*

Nuveen Preferred and Convertible Fund JQC c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	7,850,000	5.23%	377,041.00		*

Nuveen Preferred and Convertible Income Fund JPC c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	5,875,000	3.92%	282,180.36		*

OCLC Online Computer Library Center Inc. c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	25,000	*	1,200.77		*

OCM Convertible Trust c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	200,000	*	9,606.14		*

Name and Address	Aggregate Principal Amount of Notes that may be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that may be Sold(1)	Percentage of Shares of Common Stock Outstanding (2)
OCM Global Convertible Securities Fund c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	20,000	*	960.61		*

Partner Reinsurance Company Ltd. c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	105,000	*	5,043.22		*

Prudential Insurance Co. of America c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	40,000	*	1,921.23		*

Qwest Occupation Health Trust c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	20,000	*	960.61		*

Ramius Master Fund, Ltd c/o Ramius Capital Group LLC 666 Third Avenue, 26th Floor New York, NY 10017	1,850,000	1.23%	8,856.80		*

RCG Latitude Master Fund, Ltd c/o Ramius Capital Group LLC 666 Third Avenue, 26th Floor New York, NY 10017	1,850,000	1.23%	8,856.80		*

Silverback Master, LTD 1414 Raleigh Road, Suite 250 Chapel Hill, NC 27517	5,500,000	3.67%	264,168.85		*

Southern Farm Bureau Life Insurance c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	385,000	*	18,491.82		*

State Employees’ Retirement Fund of the State of Delaware c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	140,000	*	6,724.30		*

Name and Address	Aggregate Principal Amount of Notes that may be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that may be Sold(1)	Percentage of Shares of Common Stock Outstanding (2)
State of Oregon/Equity c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	2,200,000	1.47%	105,667.54	*

Tenor Opportunity Master Fund Ltd. 65 East 55th Street New York, NY 10022	3,000,000	2.0%	144,092.10	*

The St. Paul Travelers Companies, Inc. – Commercial Lines c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	380,000	*	18,251.67	*

St. Thomas Trading, Ltd. c/o Marin Capital Partners, LP 101 Glacier Point Road, Suite D San Rafael, CA 94901	645,000	*	30,979.80	*

Syngenta AG c/o Froley Revy Investment Co. 10900 Wilshire Blvd. Ste 900 Los Angeles, CA 90024	60,000	*	2,881.84	*

UnumProvident Corporation c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	55,000	*	2,641.69	*

Vanguard Convertible Securities Fund, Inc. c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	5,150,000	3.43%	247,358.11	*

Xavex Convertible Arbitrage 5 Fund c/o Ramius Capital Group LLC 666 Third Avenue, 26th Floor New York, NY 10017	300,000	*	14,409.21	*

Subtotal	85,512,000	57.01%	4,107,201.20	7.20%

All other holders of convertible notes or future transferees, pledgees, donees, assignees or successors of any such holders (3) (4)	64,488,000	42.99%	3,097,403.70	5.53%

Total	150,000,000	100%	7,204,604.90	12.00%

*	Less than 1%
(1)	Assumes conversion of all of the notes at a conversion rate of 48.0307 shares of common stock per $1,000 principal amount of notes. The conversion rate is subject to adjustment as described under “Description of the Notes – Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based in Rule 13d-3(d)1 under the Exchange Act, using 52,920,979 shares of common stock outstanding as of September 30, 2005. In calculating this amount for each holder or group, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the notes owned by that holder or group, but we did not assume the conversion of notes owned by any other holder or group.
(3)	Only selling holders identified above who beneficially own the convertible notes set forth opposite their names on the effective date of the registration statement of which this prospectus is a part may sell the convertible notes or shares of common stock issuable upon conversion of the convertible notes pursuant to the registration statement. Prior to any use of the prospectus in connection with the offering of convertible notes or common stock by any holder not identified above, this prospectus will be amended or supplemented as required by law to set forth the name and principal amount or number of securities to be offered.
(4)	Assumes that any other holders of the convertible notes or any future pledges, donees, assignees, transferees or successors of or from any other such holders of the notes do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the current conversion rate.